Filed Pursuant to Rule 424(b)(5)

Registration No. 333-160134

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
1.875% Notes due 2011	$1,250,000,000	$69,750
4.000% Notes due 2015	$1,000,000,000	$55,800
5.000% Notes due 2019	$1,250,000,000	$69,750
5.850% Notes due 2039	$750,000,000	$41,850

Total	$4,250,000,000	$237,150

(1)	The filing fee of $237,150 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. Pursuant to Rule 457(p) under the Securities Act of 1933, the $261,989 remaining of the filing fee previously paid with respect to unsold securities registered pursuant to a Registration Statement on Form S-3 (No. 333-118186), as amended, which was initially filed by Merck & Co., Inc. on August 13, 2004, is being carried forward, of which $237,150 is offset against the registration fee due for this offering and of which $24,839 in the aggregate remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Prospectus supplement

(To prospectus dated June 22, 2009)

$4,250,000,000

Merck & Co., Inc.

$1,250,000,000 1.875% Notes due 2011

$1,000,000,000 4.000% Notes due 2015

$1,250,000,000 5.000% Notes due 2019

$750,000,000 5.850% Notes due 2039

We are offering $1,250,000,000 aggregate principal amount of our 1.875% Notes due 2011 (the “2011 notes”), $1,000,000,000 aggregate principal amount of our 4.000% Notes due 2015 (the “2015 notes”), $1,250,000,000 aggregate principal amount of our 5.000% Notes due 2019 (the “2019 notes”) and $750,000,000 aggregate principal amount of our 5.850% Notes due 2039 (the “2039 notes”). We refer to the 2011 notes, the 2015 notes, the 2019 notes and the 2039 notes collectively as the “notes.”

Interest on the notes is payable on June 30 and December 30 of each year, beginning on December 30, 2009. The 2011 notes will mature on June 30, 2011, the 2015 notes will mature on June 30, 2015, the 2019 notes will mature on June 30, 2019 and the 2039 notes will mature on June 30, 2039. We may redeem some or all of the notes at any time at the redemption prices set forth in the prospectus supplement under the caption “Description of the notes—Optional redemption.”

Investing in the notes involves risks. See “Risk factors” beginning on page S-3 of this prospectus supplement and in those documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering price	Underwriting discount	Proceeds, before expenses, to us

Per 2011 note	99.976%	0.250%	99.726%
Total	$1,249,700,000	$3,125,000	$1,246,575,000

Per 2015 note	99.598%	0.350%	99.248%
Total	$995,980,000	$3,500,000	$992,480,000

Per 2019 note	99.369%	0.450%	98.919%
Total	$1,242,112,500	$5,625,000	$1,236,487,500

Per 2039 note	99.802%	0.875%	98.927%
Total	$748,515,000	$6,562,500	$741,952,500

Interest on the notes will accrue from June 25, 2009. The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

We expect that delivery of the notes will be made to investors in book-entry form only through the facilities of The Depository Trust Company and its participants, including Clearstream Banking, société anonyme and Euroclear Bank S.A./N.V., on or about June 25, 2009.

Joint Book-Running Managers

Global Coordinator

J.P. Morgan	Banc of America Securities LLC	Citi	RBS

BNP PARIBAS	Credit Suisse	HSBC	Santander	UBS Investment Bank
Co-Manager The Williams Capital Group, L.P.

June 22, 2009

You should rely only on the information contained or incorporated by reference in this prospectus supplement, any related free writing prospectus and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. Neither the delivery of this prospectus supplement, any related free writing prospectus or the accompanying prospectus, nor any sale made hereunder and thereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, any related free writing prospectus or the accompanying prospectus, regardless of the time of delivery of such document or any sale of the securities offered hereby or thereby, or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information. Generally, references to the “prospectus” in this prospectus supplement and the accompanying prospectus mean both this prospectus supplement and the accompanying prospectus combined.

Prospectus supplement

Merck	S-1

The merger with Schering-Plough	S-1

Risk factors	S-3

Forward-looking statements	S-5

Use of proceeds	S-7

Capitalization	S-8

Ratio of earnings to fixed charges	S-8

Description of the notes	S-9

United States federal tax considerations	S-16

Underwriting	S-22

Legal matters	S-25

Prospectus

About This Prospectus	1

Merck	1

Risk Factors	2

Forward-Looking Statements	2

Ratios of Earnings to Fixed Charges	2

Use of Proceeds	3

Description of Debt Securities We May Offer	4

Legal Ownership and Book-Entry Issuance	15

Plan of Distribution	18

Validity of Debt Securities	19

Experts	19

Where You Can Find More Information	20

Incorporation of Certain Documents by Reference	21

S-i

Merck

We are a global research-driven pharmaceutical company that discovers, develops, manufactures and markets a broad range of innovative products to improve human and animal health. Our operations are principally managed on a products basis and are comprised of two reportable segments: the pharmaceutical segment and the vaccines and infectious diseases segment. The pharmaceutical segment includes products consisting of therapeutic and preventive agents, sold by prescription, for the treatment of human disorders and sold by us primarily to drug wholesalers and retailers, hospitals, government agencies and managed health care providers such as health maintenance organizations, pharmacy benefit managers and other institutions. The vaccines and infectious diseases segment includes human health vaccine products consisting of preventative pediatric, adolescent and adult vaccines, primarily administered at physician offices, and infectious disease products consisting of therapeutic agents for the treatment of infection sold primarily to drug wholesalers and retailers, hospitals and government agencies.

We were incorporated in the State of New Jersey in 1927 and maintain our principal offices at Whitehouse Station, New Jersey. Our address is One Merck Drive, Whitehouse Station, New Jersey 08889-0100, and our telephone number is (908) 423-1000. Our web site is located at www.merck.com. Information on our web site is not incorporated into this prospectus supplement or the accompanying prospectus by reference and should not be considered a part of this prospectus supplement or the accompanying prospectus.

The merger with Schering-Plough

The merger agreement

In March 2009, we entered into a definitive merger agreement with Schering-Plough Corporation (“Schering-Plough”) under which we and Schering-Plough will combine in a stock and cash transaction (the “Merger”). The Merger will be structured as a “reverse merger” in which Schering-Plough will continue as the surviving public corporation. The merger agreement provides for two successive mergers and is expected to close in the fourth quarter of 2009. In the first merger, which we refer to as the Schering-Plough merger, a wholly owned subsidiary of Schering-Plough will merge into Schering-Plough. Schering-Plough will continue as the surviving company in this merger, but will change its name to “Merck & Co., Inc.” We refer to the surviving company in this merger as “New Merck.” In the Schering-Plough merger, each outstanding share of Schering-Plough common stock will be converted into the right to receive $10.50 in cash and 0.5767 of a share of common stock of New Merck. In the second merger, which we refer to as the Merck merger, a second wholly owned subsidiary of Schering-Plough will merge with Merck. Each outstanding share of Merck common stock will be converted into one share of common stock of New Merck. Merck, which will change its name, will continue as the surviving company in the Merck merger, but as a wholly owned subsidiary of New Merck.

We also expect that, immediately after the Merger, our former shareholders and the former shareholders of Schering-Plough will own approximately 68% and 32%, respectively, of New Merck’s outstanding common stock. Upon completion of the Merger, the board of directors of New Merck will be comprised of the directors of Merck immediately prior to the Merger and three persons who were directors of Schering-Plough immediately prior to completion of the Merger, as well as those other individuals designated by us prior to the closing. Except as indicated by us prior to the closing, our officers immediately before the Merger will, after the Merger, be officers of New Merck holding the same offices at New Merck as they hold with us immediately before the Merger.

Conditions to the completion of the transaction

The completion of the transaction depends on a number of conditions being satisfied or waived, including approvals of Schering-Plough shareholders and our shareholders, the absence of a government injunction or law enjoining or prohibiting the Merger, regulatory and other governmental approvals, the accuracy of representations and warranties made by the parties in the merger agreement (subject to certain materiality and other exceptions), the performance by the parties of their material obligations under the merger agreement in all material respects, and the non-occurrence of a material adverse effect on either Schering-Plough or us since March 8, 2009, among others.

This offering is not conditioned on the closing of the Merger and there can be no assurance that the Merger will be consummated. The notes offered hereby will remain outstanding whether or not the Merger is consummated.

Financing

We expect that the total cash consideration payable in respect of the Schering-Plough common stock and other equity securities of Schering-Plough in connection with the Merger will be approximately $18.4 billion. We expect to use available cash and the proceeds of this offering, together with proceeds from various credit facilities, commercial paper borrowings and/or alternative financing sources, to complete the Merger. For more information, see the unaudited pro forma condensed combined financial statements giving effect to the Merger, which are incorporated by reference herein from our Current Report on Form 8-K filed on June 22, 2009. See “Incorporation of Certain Documents by Reference” in the accompanying prospectus.

If the Merger is consummated, the notes offered hereby and any other outstanding public debt securities that we have previously issued and borrowings under various credit facilities will remain our indebtedness, but will be guaranteed by New Merck. See “Description of the notes—New Merck guarantee.” Any public debt securities of Schering-Plough outstanding at the time the Merger is consummated will become indebtedness of New Merck, and we will guarantee those debt securities, as well as any borrowings under Schering-Plough’s existing credit facility. The closing of this offering will terminate the commitments of lenders and our related obligations pursuant to the $3.0 billion bridge loan agreement entered into on May 6, 2009. It also will reduce the commitments of lenders under the asset sale facility by approximately $375 million, net of fees and expenses incurred in connection with this offering.

Schering-Plough

Schering-Plough is a global innovation-driven, science-based health care company with leading prescription pharmaceutical, animal health and consumer health care products. Schering-Plough has business operations in more than 140 countries. Through its own biopharmaceutical research and collaborations with partners, Schering-Plough creates therapies that help save and improve lives around the world. Schering-Plough applies its research and development platform to prescription pharmaceuticals, animal health and consumer health care products. The prescription pharmaceuticals segment discovers, develops, manufactures and markets human pharmaceutical products. Within the prescription pharmaceuticals segment, Schering-Plough has a broad range of research projects and marketed products in six therapeutic areas: cardiovascular, central nervous system, immunology and infectious disease, oncology, respiratory and women’s health. The animal health segment discovers, develops, manufactures and markets animal health products, including vaccines. The consumer health care segment develops, manufactures and markets over-the-counter, footcare and sun care products.

Risk factors

Before acquiring any of the notes, you should carefully consider the following risk factors and the risk factors and assumptions related to our business identified or described in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K incorporated by reference herein. In addition, you should carefully consider the risk factors in our Current Report on Form 8-K filed on June 22, 2009, which is incorporated by reference herein, and all other information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus before acquiring any of the notes. The occurrence of any one or more of the foregoing or following risks could materially adversely affect your investment in the notes or our business and operating results.

This offering is not conditioned upon the closing of the proposed Merger with Schering-Plough and there can be no assurance that the Merger will be consummated.

In March 2009, we announced the approval by our board of directors of a definitive merger agreement under which we and Schering-Plough will combine in a stock and cash transaction. We expect the Merger to close in the fourth quarter of 2009, subject to required approvals by our shareholders and the shareholders of Schering-Plough, regulatory approvals, and customary closing conditions. This offering is not conditioned on the closing of the Merger and there can be no assurance that the proposed Merger will be consummated. The notes offered hereby will remain outstanding whether or not the Merger is consummated.

The notes are our unsecured obligations and will be effectively junior to secured indebtedness that we may issue and indebtedness of our subsidiaries.

The notes will be unsecured. Holders of any secured debt that we may issue may foreclose on the assets securing such debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt, including the notes. Holders of our secured debt also would have priority over unsecured creditors in the event of our bankruptcy, liquidation or similar proceeding. In the event of our bankruptcy, liquidation or similar proceeding, holders of our secured debt would be entitled to proceed against their collateral, and the assets securing that collateral may not be available for payment of unsecured debt, including the notes. As a result, the notes will be effectively junior to any secured debt that we may issue, to the extent of the value of the assets securing such debt. In addition, the notes are not guaranteed by any of our subsidiaries and therefore the notes will be effectively subordinated to all existing and future secured and unsecured indebtedness and other liabilities of our subsidiaries. The terms of the notes and the indenture do not preclude our subsidiaries from incurring debt.

Active trading markets for the notes may not develop, which could limit their market prices or your ability to sell them.

The notes are new issues of debt securities for which there currently are no trading markets. As a result, we cannot provide any assurances that any markets will develop for the notes or that you will be able to sell your notes. We have no plans to list the notes on any securities exchange or any automated quotation system. If any of the notes are traded after their initial issuance, they may trade at discounts from their initial offering prices depending on prevailing interest rates, the markets for similar securities, general economic conditions, our financial condition, performance and prospects and other factors. The underwriters have advised us that they intend to make a market in each series of notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes of any series, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable. To the extent active trading markets do not develop, the liquidity and trading prices for the notes may be harmed. Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time.

Forward-looking statements

This prospectus supplement and the accompanying prospectus and any documents we incorporate by reference herein or therein and oral statements made from time to time by the Company may contain so called “forward-looking statements” (within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act), all of which are based on management’s current expectations and are subject to risks and uncertainties which may cause results to differ materially from those set forth in the statements. One can identify these forward-looking statements by their use of words such as “expects,” “plans,” “will,” “estimates,” “forecasts,” “projects” and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address the Company’s growth strategy, financial results, product development, product approvals, product potential and development programs, as well as the proposed Merger between Merck and Schering-Plough. One must carefully consider any such statement and should understand that many factors could cause actual results to differ materially from the Company’s forward-looking statements. These factors include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. The Company does not assume the obligation to update any forward-looking statement. The Company cautions you not to place undue reliance on these forward-looking statements. Although it is not possible to predict or identify all such factors, they may include the following:

•	Significant litigation related to Vioxx.

•	Competition from generic products as our products lose patent protection.

•	Increased “brand” competition in therapeutic areas important to our long-term business performance.

•

The difficulties and uncertainties inherent in new product development. The outcome of the lengthy and complex process of new product development is inherently uncertain. A drug candidate can fail at any stage of the process and one or more late-stage product candidates could fail to receive regulatory approval. New product candidates may appear promising in development but fail to reach the market because of efficacy or safety concerns, the inability to obtain necessary regulatory approvals, the difficulty or excessive cost to manufacture and/or the infringement of patents or intellectual property rights of others. Furthermore, the sales of new products may prove to be disappointing and fail to reach anticipated levels.

•

Pricing pressures, both in the United States and abroad, including rules and practices of managed care groups, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and health care reform, pharmaceutical reimbursement and pricing in general.

•	Changes in government laws and regulations and the enforcement thereof affecting our business.

•	Efficacy or safety concerns with respect to marketed products, whether or not scientifically justified, leading to product recalls, withdrawals or declining sales.

•	Legal factors, including product liability claims, antitrust litigation and governmental investigations, including tax disputes, environmental concerns and patent disputes with branded and generic competitors, any of which could preclude commercialization of products or negatively affect the profitability of existing products.

•	Lost market opportunity resulting from delays and uncertainties in the approval process of the Food and Drug Administration and foreign regulatory authorities.

•

Increased focus on privacy issues in countries around the world, including the United States and the European Union. The legislative and regulatory landscape for privacy and data protection continues to evolve, and there has been an increasing amount of focus on privacy and data protection issues with the potential to affect directly our business, including recently enacted laws in a majority of U.S. states requiring security breach notification.

•	Changes in tax laws including changes related to the taxation of foreign earnings.

•	Changes in accounting pronouncements promulgated by standard-setting or regulatory bodies, including the Financial Accounting Standards Board and the SEC, that are adverse to us.

•	Economic factors over which we have no control, including changes in inflation, interest rates and foreign currency exchange rates.

•	Obtaining shareholder approvals required for the mergers in connection with our Merger with Schering-Plough and the issuance of shares of New Merck common stock in connection with the Merger.

•	Satisfying the conditions to the closing of the Merger.

•	Divestitures that will be necessary in order to obtain regulatory approvals for the Merger.

•	Successfully integrating the Merck and Schering-Plough businesses, avoiding problems which may result in the combined company not operating as effectively and efficiently as expected.

•	The possibility that the estimated synergies from the Merger are not realized, or will not be realized within the expected timeframe.

•	Unexpected costs or unexpected liabilities, or the effects of purchase accounting varying from our expectations in connection with the Merger.

•	The actual resulting credit ratings following the merger of the companies or their respective subsidiaries.

•	The effects on the businesses of us or Schering-Plough resulting from uncertainty surrounding the Merger transactions.

This list should not be considered an exhaustive statement of all potential risks and uncertainties. See “Risk factors” above as well as the risk factors described in the documents incorporated herein by reference.

Use of proceeds

The net proceeds from the sale of the notes will be used for general corporate purposes and/or to fund a portion of the cash consideration payable in connection with the Merger. This offering is not conditioned on the closing of the Merger and there can be no assurance that the Merger will be consummated. The notes offered hereby will remain outstanding whether or not the Merger is consummated.

We expect that the total cash consideration payable in respect of the Schering-Plough common stock and other equity securities of Schering-Plough in connection with the Merger will be approximately $18.4 billion. In addition to the net proceeds from this offering, we expect to use available cash and the proceeds from various credit facilities, commercial paper borrowings and/or alternative financing sources, to complete the Merger.

In addition, we may use all or a portion of the net proceeds from the sale of the notes to fully fund the two funds established for qualifying claims pursuant to our settlement agreement for our Vioxx litigation. We would in turn cancel the letter of credit agreement we previously entered into in connection with the settlement agreement, which would result in the return of the collateral we have previously pledged under the letter of credit agreement. For further information regarding our Vioxx litigation, see “Legal Proceedings” in our most recent Annual Report on Form 10-K, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Legal Proceedings” in our most recent Quarterly Report on Form 10-Q, incorporated by reference herein.

Capitalization

The following table sets forth the consolidated capitalization of Merck and its subsidiaries at March 31, 2009 on a historical basis and as adjusted to give effect to this offering. It does not, however, give pro forma effect to the Merger. For more information, see the unaudited pro forma condensed combined financial statements giving effect to the Merger, which are incorporated by reference herein from our Current Report on Form 8-K filed on June 22, 2009. See “Incorporation of Certain Documents by Reference” in the accompanying prospectus.

	March 31, 2009
(in millions)	Actual		As Adjusted

Short-Term Debt:
Loans payable and current portion of long-term debt	$2,798.9	(1)	$2,798.9

Long-Term Debt:
Long-term debt	3,939.1	(2)	8,175.4	(3)

Total debt	$6,738.0		$10,974.3

Equity:
Total Merck & Co., Inc. stockholders’ equity	$19,563.0		$19,563.0
Noncontrolling Interest	2,438.5		2,438.5

Total equity	22,001.5		22,001.5

Total capitalization	$28,739.5		$32,975.8

(1)	Loans payable at March 31, 2009 consisted primarily of $2.3 billion of commercial paper borrowings.

(2)	Long-term debt at March 31, 2009 consisted of notes and debentures with maturities ranging from 2011 to 2036. In addition, $1.5 billion was available for borrowing under our revolving credit facility.

(3)	Long-term debt, as adjusted at March 31, 2009, includes the gross proceeds from the $4.25 billion of notes offered hereby, which are reflected at their discounted amounts. The discount will be amortized over the life of the notes, as applicable.

Ratio of earnings to fixed charges

Our consolidated ratio of earnings to fixed charges for the three months ended March 31, 2009 and the year ended December 31, 2008 is 15 and 21, respectively. As adjusted to give effect to this offering (assuming the offering had been completed on January 1, 2008), our consolidated ratio of earnings to fixed charges would have been 11 for the three months ended March 31, 2009, and 15 for the year ended December 31, 2008.

Description of the notes

The following description of the particular terms of the 2011 notes, the 2015 notes, the 2019 notes and the 2039 notes offered hereby supplements the general description of debt securities set forth in the accompanying prospectus under “Description of Debt Securities We May Offer.” References to the “notes” refer to the 2011 notes, the 2015 notes, the 2019 notes and the 2039 notes, collectively. We qualify the description of the notes by reference to the indenture as described below. The 2011 notes, the 2015 notes, the 2019 notes and the 2039 notes will each be issued as a separate series of debt securities under the indenture.

The 2011 notes will initially be limited to $1,250,000,000 aggregate principal amount and will mature on June 30, 2011. The 2015 notes will initially be limited to $1,000,000,000 aggregate principal amount and will mature on June 30, 2015. The 2019 notes will initially be limited to $1,250,000,000 aggregate principal amount and will mature on June 30, 2019. The 2039 notes will initially be limited to $750,000,000 aggregate principal amount and will mature on June 30, 2039. The notes will bear interest from June 25, 2009 at the applicable interest rate per annum shown on the cover page of this prospectus supplement.

Interest on the notes will be payable semi-annually in arrears on June 30 and December 30 of each year, commencing on December 30, 2009, to the person in whose name such notes were registered at the close of business on the preceding June 15 or December 15, as the case may be. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months. If any payment date for the notes is not a business day, we will make the payment on the next business day, but we will not be liable for any additional interest as a result of the delay in payment. By business day, we mean any Monday, Tuesday, Wednesday, Thursday or Friday which is not a day when banking institutions in the place of payment are authorized or obligated by law or executive order to be closed. The notes are unsecured and will rank equally with all our other unsecured and unsubordinated indebtedness from time to time outstanding. The notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The full defeasance and covenant defeasance provisions of the indenture described under “Description of Debt Securities We May Offer — Defeasance” in the accompanying prospectus will apply to the notes.

New Merck guarantee

If our proposed Merger with Schering-Plough closes, promptly after the closing of the Merger, New Merck will be required to (A) execute and deliver to the trustee a supplemental indenture pursuant to which New Merck will agree to fully and unconditionally guarantee all of our obligations under the notes on the terms set forth in the supplemental indenture and (B) deliver to the trustee an opinion of counsel as to the authorization, execution and enforceability of such supplemental indenture, subject to customary exceptions and qualifications. Any such guarantee of the notes shall be on a senior unsecured basis. Any guarantee of the notes provided in accordance with the terms described above shall be automatically and unconditionally released and discharged and the holders of the notes will be deemed to have consented to such release without any action on the part of the trustee or any holder of the notes if (1) New Merck has no indebtedness and does not guarantee any indebtedness of any of its subsidiaries (other than the notes), or (2) our obligations under the notes have been satisfied and discharged in accordance with the terms of the indenture.

Further issues

We may, without the consent of holders of any series of notes offered by this prospectus supplement, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes of that series. Any additional notes of any series, together with the outstanding notes of the applicable series, will constitute a single series of notes under the indenture. No additional notes may be issued if an event of default has occurred and is continuing with respect to applicable series of notes.

Optional redemption

The notes of each series will be redeemable in whole or in part at any time, at our option, on at least 30 days’, but no more than 60 days’, prior notice mailed to the registered address of each holder of that series of notes; provided that the principal amount of a note remaining outstanding after a redemption in part shall be $2,000 or an integral multiple of $1,000 in excess thereof. The redemption price will be equal to the greater of (i) 100% of the principal amount of the notes to be redeemed or (ii) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Treasury Rate (as defined below) plus 10 basis points with respect to the 2011 notes, the Treasury Rate plus 20 basis points with respect to the 2015 notes, the Treasury Rate plus 20 basis points with respect to the 2019 notes and the Treasury Rate plus 20 basis points with respect to the 2039 notes, plus any interest accrued but not paid to the date of redemption.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolation (on a day count basis) of the interpolated Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the trustee after consultation with us.

“Comparable Treasury Price” means, with respect to any redemption date for the notes, (i) the average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means J.P. Morgan Securities Inc., Banc of America Securities LLC, Citigroup Global Markets Inc. and RBS Securities Inc., their respective successors and any additional primary U.S. governmental securities dealers selected by the trustee after consultation with us; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer for such dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m. (New York City time) on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of principal of and interest on the note that would be due after the related redemption date but for the redemption. If that redemption date is not an interest payment date with respect to a note, the amount of the next succeeding scheduled interest payment on the note will be reduced by the amount of interest accrued on the note to the redemption date.

If fewer than all of the notes of any series are to be redeemed, the trustee will select the particular notes or portions thereof for redemption from the outstanding notes not previously called, pro rata or by lot, or in such other manner as we will direct.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Book-entry system

Upon issuance, the notes will be represented by one or more global notes. Each global note will be deposited with, or on behalf of, The Depository Trust Company, as depository, and registered in the name of a nominee of the depository.

Investors may elect to hold interests in the global notes held by the depository through Clearstream Banking, société anonyme, “Clearstream, Luxembourg,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, the “Euroclear operator,” if they are participants of such systems, or indirectly through organizations that are participants in such systems. Clearstream, Luxembourg and the Euroclear operator will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and the Euroclear operator’s names on the books of their respective depositories, which in turn will hold such interests in customers’ securities accounts in the depositories’ names on the books of the depository. Citibank, N.A. will act as depository for Clearstream, Luxembourg, and JPMorgan Chase Bank will act as depository for the Euroclear operator, in such capacities, the “U.S. depositories.” Because holders will acquire, hold and transfer security entitlements with respect to the notes through accounts with DTC and its participants, including Clearstream, Luxembourg, the Euroclear operator and their participants, a beneficial holder’s rights with respect to the notes will be subject to the laws (including Article 8 of the Uniform Commercial Code) and contractual provisions governing a holder’s relationship with its securities intermediary and the relationship between its securities intermediary and each other securities intermediary and between it and us, as the issuer. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of the depository or to a successor of the depository or its nominee.

Ownership of beneficial interests in a global note will be limited to institutions that have accounts with the depository or its nominee or persons that may hold interests through participants. We have been advised by the depository that upon receipt of any payment of principal of, or interest on, a global note, the depository will credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of the depository. Ownership of beneficial interests by participants in the global note will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by the depository or its nominee. Ownership of beneficial interests in the global note by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within such participant will be effected only through, records maintained by participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in the global note.

Payment of principal of, and interest on, any global note registered in the name of or held by the depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner of the global note. Payments by participants to owners of beneficial interests in a global note held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the sole responsibility of the participants. None of us, the trustee, the underwriters, nor any agent of ours or the trustee will have any responsibility or liability for any aspects of the depository’s records or any participant’s records relating to, or payments made on account of, beneficial ownership interests in a global note or for maintaining, supervising or reviewing any of the depository’s records or any participant’s records relating to the beneficial ownership interests.

No global note may be transferred except as a whole by the depository to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository.

No global note may be exchanged in whole or in part for notes registered, and no transfer of a global note in whole or in part may be registered, in the name of any person other than the depository or any nominee of the depository unless (i) the depository has notified us that it is unwilling or unable to continue as depository for such global note or has ceased to be qualified to act as such as required by the indenture, (ii) there has occurred and is continuing an event of default with respect to the notes or (iii) we determine in our sole discretion at any time that the global note shall be so exchangeable.

Any global note that is exchangeable pursuant to the preceding sentence shall be exchangeable in whole for separate notes in registered form of any authorized denomination and of like tenor and aggregate principal amount. These notes shall be registered in the name or names of such person or persons as the depository instructs the trustee. We expect that these instructions would be based upon directions received by the depository from its participants with respect to ownership of beneficial interests in such global note.

As long as the depository, or its nominee, is the registered holder of a note, the depository or such nominee, as the case may be, will be considered the sole owner and holder of such global note for all purposes under the notes and the indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a global note will not be entitled to have such global note registered in their names, will not receive or be entitled to receive physical delivery of notes in exchange therefor and will not be considered to be the owners or holders of such global note for any purpose under the notes or the indenture. Accordingly, each person owning a beneficial interest in the global note must rely on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

The indenture provides that the depository, as a holder, may appoint agents and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver, or other action which a holder is entitled to give or take under the indenture.

The depository has advised us as follows: the depository is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The depository was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in these securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The depository’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations, some of whom (and/or their representatives) own the depository. Access to the depository’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Clearstream, Luxembourg advises that it is a limited liability company organized under Luxembourg law. Clearstream, Luxembourg holds securities for its participating organizations, “Clearstream, Luxembourg participants,” and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg participants through electronic book-entry transfers between their accounts, thereby eliminating the need for physical movement of securities. Clearstream, Luxembourg provides to Clearstream, Luxembourg participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic securities markets in several countries through established depository and custodial relationships. Clearstream, Luxembourg is registered as a bank in Luxembourg, and as such is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream, Luxembourg participants are world-wide financial institutions, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Clearstream, Luxembourg’s U.S. customers are limited to securities brokers and dealers and banks. Indirect access to Clearstream, Luxembourg is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg customer. Clearstream, Luxembourg has established an electronic bridge with the Euroclear operator to facilitate settlement of trades between Clearstream, Luxembourg and the Euroclear operator.

Distributions with respect to the notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg participants in accordance with its rules and procedures, to the extent received by the U.S. depository for Clearstream, Luxembourg.

The Euroclear operator advises that the Euroclear System was created in 1968 to hold securities for its participants, “Euroclear participants,” and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. The Euroclear System is operated by Euroclear Bank S.A./N.V., the “Euroclear operator,” under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation. The Euroclear operator is regulated and examined by the

Belgian Banking and Finance Commission and the National Bank of Belgium. All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not the cooperative. The cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, collectively, the “terms and conditions.” The terms and conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to the notes held beneficially through the Euroclear System will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depository for the Euroclear operator.

Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of Clearstream, Luxembourg, the Euroclear operator or the depository, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within Clearstream, Luxembourg and within the Euroclear System and between Clearstream, Luxembourg and the Euroclear System in accordance with procedures established for these purposes by Clearstream, Luxembourg and the Euroclear operator. Book-entry interests in the notes may be transferred within the depository in accordance with procedures established for this purpose by the depository. Transfers of book-entry interests in the notes among Clearstream, Luxembourg and the Euroclear operator and the depository may be effected in accordance with procedures established for this purpose by Clearstream, Luxembourg, the Euroclear operator and the depository.

Secondary market trading between Clearstream, Luxembourg participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear System and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through the depository on the one hand, and directly or indirectly through Clearstream, Luxembourg participants or Euroclear participants, on the other, will be effected through the depository in accordance with the depository’s rules on behalf of the relevant European international clearing system by its U.S. depository; however, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in the clearing system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depository to take action to effect final settlement on its behalf by delivering interests in the notes to or receiving interests in the notes from the depository, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the depository. Clearstream, Luxembourg participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositories.

Because of time-zone differences, credits of interests in the notes received in Clearstream, Luxembourg or the Euroclear system as a result of a transaction with a depository participant will be made during subsequent securities settlement processing and dated the business day following the depository settlement date. Credits of interests or any transactions involving interests in the notes received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a depository participant and settled during subsequent securities settlement processing will be reported to the relevant Clearstream, Luxembourg participants or Euroclear participants on the business day following the depository settlement date. Cash received in Clearstream, Luxembourg or the Euroclear System as a result of sales of interests in the notes by or through a Clearstream, Luxembourg customer or a Euroclear participant to a depository participant will be received with value on the depository settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in the depository.

Although the depository, Clearstream, Luxembourg and the Euroclear operator have agreed to the foregoing procedures in order to facilitate transfers of interests in the notes among participants of the depository, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform the foregoing procedures and these procedures may be changed or discontinued at any time.

Same-day settlement and payment

Settlement for the notes will be made in immediately available funds. So long as the notes are represented by one or more global notes, we will make all payments of principal and interest in immediately available funds.

So long as the notes are represented by one or more global notes registered in the name of the depository or its nominee and its procedures so permit, the notes will trade in the depository’s Same-Day Funds Settlement System, and secondary market trading activity in the notes will therefore be required by the depository to settle in immediately available funds.

The paying agent and security registrar

U.S. Bank Trust National Association is the paying agent and security registrar with respect to the notes.

United States federal tax considerations

The following summary describes the material United States federal income tax consequences and, in the case of a non-U.S. holder (as defined below), the material United States federal estate tax consequences, of purchasing, owning and disposing of the notes. This summary applies to you only if you are a beneficial owner of a note and you acquire the note in this offering for a price equal to the issue price of the notes. The issue price of the notes is the first price at which a substantial amount of the notes is sold other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.

This summary deals only with notes held as capital assets (generally, investment property) and does not deal with special tax situations such as:

•	dealers in securities or currencies;

•	traders in securities;

•	United States holders (as defined below) whose functional currency is not the United States dollar;

•	persons holding notes as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

•	persons subject to the alternative minimum tax;

•	certain United States expatriates;

•	financial institutions;

•	insurance companies;

•	controlled foreign corporations, passive foreign investment companies and regulated investment companies and shareholders of such corporations;

•	entities that are tax-exempt for United States federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

•	pass-through entities, including partnerships and entities and arrangements classified as partnerships for United States federal tax purposes, and beneficial owners of pass-through entities; and

•	persons that acquire the notes for a price other than their issue price.

If you are a partnership (or an entity or arrangement classified as a partnership for United States federal tax purposes) holding notes or a partner in such a partnership, the United States federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership, and you should consult your own tax advisor regarding the United States federal income and estate tax consequences of purchasing, owning and disposing of the notes.

This summary does not discuss all of the aspects of United States federal income and estate taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any United States state or local income or foreign income or other tax consequences. This summary is based on United States federal income and estate tax law, including the provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Treasury regulations, administrative rulings and judicial authority, all as in effect or in existence as of the date of this prospectus supplement. Subsequent developments in United States federal income and estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the United States federal income and estate tax consequences of purchasing, owning and disposing of notes as set forth in this summary. Before you purchase notes, you should consult your own tax advisor regarding the particular United States federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of the notes that may be applicable to you.

United States holders

The following summary applies to you only if you are a United States holder (as defined below).

Definition of a United States holder

A “United States holder” is a beneficial owner of a note or notes that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity classified as a corporation for these purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of the source of that income; or

•

a trust, if (1) a United States court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Internal Revenue Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a “United States person.”

Interest

Interest on your notes will be taxed as ordinary interest income. In addition:

•

if you use the cash method of accounting for United States federal income tax purposes, you will have to include the interest on your notes in your gross income at the time you receive the interest; and

•	if you use the accrual method of accounting for United States federal income tax purposes, you will have to include the interest on your notes in your gross income at the time the interest accrues.

Sale or other disposition of notes

Your tax basis in your notes generally will be their cost. Upon the sale, redemption, exchange or other taxable disposition of the notes, you generally will recognize taxable gain or loss equal to the difference, if any, between:

•	the amount realized on the disposition (less any amount attributable to accrued interest, which will be taxable as ordinary interest income to the extent not previously included in gross income, in the manner described under “United States federal tax considerations—United States holders—Interest”); and

•	your tax basis in the notes.

Your gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if at the time of the disposition you have held the notes for more than one year. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate United States holder, your long-term capital gain generally will be subject to a preferential rate of U.S. federal income tax.

Backup withholding

In general, “backup withholding” at a rate of 28% (which rate currently is scheduled to increase to 31% for taxable years beginning on or after January 1, 2011) may apply:

•	to any payments made to you of principal of and interest on your note, and

•	to payment of the proceeds of a sale or other disposition of your note,

if you are a non-corporate United States holder and you fail to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules.

The backup withholding tax is not an additional tax and may be credited against your United States federal income tax liability, provided that correct information is timely provided to the Internal Revenue Service.

Non-U.S. holders

The following summary applies to you if you are a beneficial owner of a note and you are neither a United States holder (as defined above) nor a partnership (or an entity or arrangement classified as a partnership for United States federal tax purposes) (a “non-U.S. holder”).

United States federal withholding tax

Under current United States federal income tax laws, and subject to the discussion below, United States federal withholding tax will not apply to payments by us or our paying agent (in its capacity as such) of principal of and interest on your notes under the “portfolio interest” exception of the Internal Revenue Code, provided that in the case of interest:

•

you do not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder;

•

you are not a controlled foreign corporation for United States federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue Code);

•	you are not a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code;

•	such interest is not effectively connected with your conduct of a United States trade or business; and

•

you provide a signed written statement, on an Internal Revenue Service Form W-8BEN (or other applicable form) which can reliably be related to you, certifying under penalties of perjury that you are not a United States person within the meaning of the Internal Revenue Code and providing your name and address to:

(A)	us or our paying agent; or

(B)	a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides us or our paying agent with a copy of this statement.

The applicable Treasury regulations provide alternative methods for satisfying the certification requirement described in this section. In addition, under these Treasury regulations, special rules apply to pass-through entities and this certification requirement may also apply to beneficial owners of pass-through entities.

If you cannot satisfy the requirements of the “portfolio interest” exception described above, payments of interest made to you will be subject to 30% United States federal withholding tax unless you provide us or our paying agent with a properly executed (1) Internal Revenue Service Form W-8ECI (or other applicable form) stating that interest paid on your notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States, or (2) Internal Revenue Service Form W-8BEN (or other applicable form) claiming an exemption from or reduction in this withholding tax under an applicable income tax treaty.

United States federal income tax

Except for the possible application of United States federal withholding tax (see “United States federal tax considerations—Non-U.S. holders—United States federal withholding tax” above) and backup withholding tax (see “United States Federal Tax Considerations—Non-U.S. Holders-Backup Withholding and Information Reporting” below), you generally will not have to pay United States federal income tax on payments of principal of and interest on your notes, or on any gain realized from (or accrued interest treated as received in connection with) the sale, redemption, retirement at maturity or other disposition of your notes unless:

•

in the case of interest payments or disposition proceeds representing accrued interest, you cannot satisfy the requirements of the “portfolio interest” exception described above or claim a complete exemption from United States federal income tax on such interest under an applicable income tax treaty (and your United States federal income tax liability has not otherwise been fully satisfied through the United States federal withholding tax described above);

•

in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your notes and specific other conditions are met (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by United States source capital losses, generally will be subject to a flat 30% United States federal income tax, even though you are not considered a resident alien under the Internal Revenue Code); or

•

the interest or gain is effectively connected with your conduct of a United States trade or business and, if required by an applicable income tax treaty, is attributable to a United States “permanent establishment” maintained by you.

If you are engaged in a trade or business in the United States and interest or gain in respect of your notes is effectively connected with the conduct of your trade or business (and, if required by an applicable income tax treaty, is attributable to a United States “permanent establishment” maintained by you), the interest or gain generally will be subject to United States federal income tax on a net basis at the regular graduated rates and in the manner applicable to a United States holder (although the interest will be exempt from the withholding tax discussed in the preceding paragraphs if you provide a properly executed Internal Revenue Service Form W-8ECI (or other applicable form) on or before any payment date to claim the exemption). In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under an applicable United States income tax treaty.

United States federal estate tax

If you are an individual and are not a United States citizen or a resident of the United States (as specially defined for United States federal estate tax purposes) at the time of your death, your notes generally will not be subject to the United States federal estate tax, unless, at the time of your death:

•

you directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder; or

•	your interest on the notes is effectively connected with your conduct of a United States trade or business.

Backup withholding and information reporting

Under current Treasury regulations, backup withholding and information reporting will not apply to payments made by us or our paying agent (in its capacity as such) to you if you have provided the required certification that you are a non-U.S. holder as described in “United States federal tax considerations—Non-U.S. holders—United States federal withholding tax” above, and provided that neither we nor our paying agent has actual knowledge or reason to know that you are a United States holder (as described in “United States federal tax considerations—United States holders” above). However, we or our paying agent may be required to report to the IRS and you payments of interest on the notes and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of a treaty or agreement.

The gross proceeds from the disposition of your notes may be subject to information reporting and backup withholding tax at a rate of up 28% (which rate currently is scheduled to increase to 31% for taxable years beginning on or after January 1, 2011). If you sell your notes outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes through a non-U.S. office of a broker that:

•	is a United States person (as defined in the Internal Revenue Code);

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” for U.S. federal income tax purposes; or

•

is a foreign partnership, if at any time during its tax year (1) one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, or (2) the foreign partnership is engaged in a U.S. trade or business, unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your notes to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption, provided that the broker does not have actual knowledge or reason to know that you are not a U.S. person or the conditions of any other exemption are not, in fact, satisfied.

You should consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your United States federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

Underwriting

Subject to the terms and conditions contained in an underwriting agreement, dated as of the date of this prospectus supplement between us and the underwriters named below, for whom J.P. Morgan Securities Inc., Banc of America Securities LLC, Citigroup Global Markets Inc. and RBS Securities Inc. are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriter	Principal amount of 2011 notes	Principal amount of 2015 notes	Principal amount of 2019 notes	Principal amount of 2039 notes

J.P. Morgan Securities Inc.	$237,500,000	$190,000,000	$237,500,000	$142,500,000

Banc of America Securities LLC	125,000,000	100,000,000	125,000,000	75,000,000

Citigroup Global Markets Inc.	125,000,000	100,000,000	125,000,000	75,000,000

RBS Securities Inc.	125,000,000	100,000,000	125,000,000	75,000,000

BNP Paribas Securities Corp	125,000,000	100,000,000	125,000,000	75,000,000

Credit Suisse Securities (USA) LLC	125,000,000	100,000,000	125,000,000	75,000,000

HSBC Securities (USA) Inc.	125,000,000	100,000,000	125,000,000	75,000,000

Santander Investment Securities Inc.	125,000,000	100,000,000	125,000,000	75,000,000

UBS Securities LLC	125,000,000	100,000,000	125,000,000	75,000,000

The Williams Capital Group, L.P.	12,500,000	10,000,000	12,500,000	7,500,000

Total	$1,250,000,000	$1,000,000,000	$1,250,000,000	$750,000,000

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer some of the notes to the public at the public offering prices that appear on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer some of the notes to certain dealers at the public offering prices less a concession not to exceed 0.150% of the principal amount, with respect to the 2011 notes, 0.200% of the principal amount, with respect to the 2015 notes, 0.300% of the principal amount, with respect to the 2019 notes and 0.500% of the principal amount, with respect to the 2039 notes. Any underwriter may allow, and any such dealer may reallow, a concession not to exceed 0.095% of the principal amount, with respect to the 2011 notes, 0.125% of the principal amount, with respect to the 2015 notes, 0.225% of the principal amount, with respect to the 2019 notes and 0.250% of the principal amount, with respect to the 2039 notes on sales to certain other dealers. After the initial offering of the notes to the public, the representatives may change the public offering prices and concessions. The underwriters may from time to time vary the offering prices and other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discounts that we will pay to the underwriters in connection with the offering of the notes:

Paid by us	2011 notes	2015 notes	2019 notes	2039 notes

Per Note	0.250%	0.350%	0.450%	0.875%
Total	$3,125,000	$3,500,000	$5,625,000	$6,562,500

Expenses associated with this offering to be paid by us, other than underwriting discounts, are estimated to be approximately $1.7 million.

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

The notes are new issues of securities, and there are currently no established trading markets for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes of each series, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that liquid trading markets will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with us and our affiliates for which they have received or will receive customary fees and commissions. In particular, J.P. Morgan Securities Inc. acted as our financial advisor in connection with our proposed Merger with Schering-Plough and serves as a co-lead arranger under our $1.5 billion five-year revolving credit facility and as the sole bookrunner and the sole lead arranger under each of our credit facilities entered into in connection with the Merger, and an affiliate of J.P. Morgan Securities Inc. serves as administrative agent. Certain of the underwriters and their affiliates also serve as co-arrangers under these credit facilities. The credit facilities entered into in connection with the Merger include a $3.0 billion bridge loan, a $3.0 billion asset sale facility and a $1.0 billion incremental facility. The net proceeds from the offering of the notes will be used in lieu of the bridge facility which, if drawn by us, must be repaid within 364 days after the closing of the Merger.

Selling restrictions

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Member State, it has not made and will not make an offer of notes to the public in that Member State except that it may, with effect from and including such date, make an offer of notes to the public in that Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of notes to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression Prospectus Directive means Directive 2003/7I/EC and includes any relevant implementing measure in that Member State.

Each underwriter has represented and agreed that (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “Act”)) in connection with the issue or sale of the notes in circumstances in which Section 21(1) of such Act does not apply to us and (b) it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

Legal matters

The validity of the notes will be passed upon for us by Celia A. Colbert, our Senior Vice President, Secretary and Assistant General Counsel, and for the underwriters by Davis Polk & Wardwell, New York, New York. In addition, Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York, has represented us in connection with various matters for this offering. As of June 1, 2009, Ms. Colbert owned, directly and indirectly, 17,308.6424 shares of our common stock and exercisable options to purchase 108,812 additional shares of our common stock.

PROSPECTUS

Merck & Co., Inc.

Debt Securities

Merck & Co., Inc. may from time to time issue debt securities in one or more offerings pursuant to this prospectus. The accompanying prospectus supplement will specify the terms of the debt securities. We urge you to read carefully this prospectus, any accompanying prospectus supplement, and any documents we incorporate by reference in this prospectus and any accompanying prospectus supplement before you make your investment decision.

Merck & Co., Inc. may sell these debt securities to or through underwriters, dealers and agents, or directly to purchasers, on a delayed or continuous basis.

This prospectus describes some of the general terms that may apply to the debt securities and the general manner in which they may be offered. The specific terms of the debt securities, and the specific manner in which they may be offered, including the names of any underwriters or agents, will be described in a supplement to this prospectus.

Investing in our debt securities involves risks. You should carefully consider all of the information set forth in this prospectus, including the risk factors described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission on February 27, 2009 and Item 1A of our most recent Quarterly Report on Form 10-Q for the three months ended March 31, 2009 filed with the Securities and Exchange Commission on May 4, 2009 (which documents are incorporated by reference herein). In addition, you should carefully consider the risk factors in our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 22, 2009, which is incorporated by reference herein, as well as other information in any accompanying prospectus supplement or any documents we incorporate by reference in this prospectus and any accompanying prospectus supplement, before deciding to invest in any of our debt securities.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 22, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the debt securities described in this prospectus in one or more offerings. No limit exists on the aggregate amount of debt securities we may sell pursuant to the registration statement.

In this prospectus, the terms “Merck”, “we”, “us”, “our” and the “Company” refer to Merck & Co., Inc., a New Jersey corporation, and its consolidated subsidiaries, unless the context otherwise requires, except that only Merck & Co., Inc. legally will be the issuer of the debt securities offered under this prospectus. Unless the context otherwise requires, references in this prospectus to Merck & Co., Inc. do not give effect to the proposed merger with Schering-Plough Corporation, or “Schering-Plough”, disclosed in our public filings incorporated by reference in this prospectus.

This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the debt securities offered. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement to this prospectus, any documents that we incorporate by reference in this prospectus and any prospectus supplement and the additional information described below under “Where You Can Find More Information” before making an investment decision. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in this prospectus, any accompanying prospectus supplement or any documents we incorporate by reference in this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

MERCK

We are a global research-driven pharmaceutical company that discovers, develops, manufactures and markets a broad range of innovative products to improve human and animal health. Our operations are principally managed on a products basis and are comprised of two reportable segments: the pharmaceutical segment and the vaccines and infectious diseases segment. The pharmaceutical segment includes products consisting of therapeutic and preventive agents, sold by prescription, for the treatment of human disorders and sold by us primarily to drug wholesalers and retailers, hospitals, government agencies and managed health care providers such as health maintenance organizations, pharmacy benefit managers and other institutions. The vaccines and infectious diseases segment includes human health vaccine products consisting of preventative pediatric, adolescent and adult vaccines, primarily administered at physician offices, and infectious disease products consisting of therapeutic agents for the treatment of infection sold primarily to drug wholesalers and retailers, hospitals and government agencies.

We were incorporated in the State of New Jersey in 1927 and maintain our principal offices at Whitehouse Station, New Jersey. Our address is One Merck Drive, Whitehouse Station, New Jersey 08889-0100, and our telephone number is (908) 423-1000. Our web site is located at www.merck.com. Information on our web site is not incorporated into this prospectus by reference and should not be considered a part of this prospectus.

RISK FACTORS

Before deciding to invest in any of our debt securities, you should carefully consider the risk factors and forward-looking statements described under “Risk Factors” and “Cautionary Factors that May Affect Future Results” in Item 1A of our most recent Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on February 27, 2009 and the risk factors described under “Risk Factors” in Item 1A of our most recent Quarterly Report on Form 10-Q for the three months ended March 31, 2009 filed with the SEC on May 4, 2009 (which documents are incorporated by reference herein). In addition, you should carefully consider the risk factors described in Exhibit 99.4 to our Current Report on Form 8-K filed with the SEC on June 22, 2009, which is incorporated by reference herein, as well as other information in any accompanying prospectus supplement or any documents we incorporate by reference in this prospectus and any accompanying prospectus supplement, before deciding to invest in any of our debt securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and any documents we incorporate by reference herein or therein may contain so called “forward-looking statements” (within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act), all of which are based on management’s current expectations and are subject to risks and uncertainties which may cause results to differ materially from those set forth in the statements. One can identify these forward-looking statements by their use of words such as “expects,” “plans,” “will,” “estimates,” “forecasts,” “projects” and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address the Company’s growth strategy, financial results, product development, product approvals, product potential and development programs, as well as the proposed merger between Merck and Schering-Plough. One must carefully consider any such statement and should understand that many factors could cause actual results to differ materially from the Company’s forward-looking statements. These factors include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. The Company does not assume the obligation to update any forward-looking statement. The Company cautions you not to place undue reliance on these forward-looking statements. One should carefully evaluate such statements in light of factors, including risk factors, described under “Risk Factors” above and in the documents incorporated herein by reference in which the Company discusses in more detail various important factors that could cause actual results to differ from expected or historic results. One should understand that it is not possible to predict or identify all such factors. Consequently, the reader should not consider any such list to be a complete statement of all potential risks or uncertainties.

RATIOS OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges for the three months ended March 31, 2009 and each of the fiscal years ended December 31, 2004 through 2008 are as follows:

Three Months Ended March 31, 2009	Years Ended December 31,
	2008	2007	2006	2005	2004
15	21	6	11	12	14

For purposes of computing these ratios, “earnings” consist of income from continuing operations before taxes, one-third of rents (deemed by Merck to be representative of the interest factor inherent in rents), interest expense, net of amounts capitalized and equity (income) loss from affiliates, net of distributions. “Fixed charges” consist of one-third of rents, interest expense as reported in Merck’s consolidated financial statements and dividends on preferred stock of subsidiary companies. Interest expense does not reflect interest on Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, (“FIN 48”) liabilities.

USE OF PROCEEDS

Unless otherwise indicated in the accompanying prospectus supplement, we will use the net proceeds from the sale of the debt securities for general corporate purposes, including the reduction of short-term debt. We may temporarily invest funds that we do not immediately need for these purposes in short-term marketable securities.

DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

General

In this description “we”, “our” and “us” refer to Merck & Co. Inc. and not its subsidiaries, and “you” means direct holders and not street name or other indirect holders of debt securities. Indirect holders should read the information under the caption “Legal Ownership and Book-Entry Issuance”.

The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The debt securities are not subordinated to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness.

As required by federal law for all bonds and notes that are publicly offered, a document called the indenture governs the debt securities. The indenture is a contract, dated as of April 1, 1991, which we amended once and may amend further in the future, between us and U.S. Bank Trust National Association, which acts as trustee. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under “—Defaults and Remedies—Events of Default—Remedies if an Event of Default Occurs”. Second, the trustee performs administrative duties for us, such as sending you interest payments, registering transfers of your debt securities to a new buyer if you sell and sending you notices.

The indenture and its associated documents contain the full legal text of the matters described in this section. New York law governs the indenture and will govern the debt securities. The indenture is an exhibit to our registration statement of which this prospectus forms a part. See “Where You Can Find More Information” for information on how to obtain a copy.

We may issue as many distinct series of debt securities under the indenture as we wish. There is no limit on the amount of debt securities we may issue under the indenture and the provisions of the indenture allow us to issue debt securities with terms different from those previously issued under the indenture. Also, we may “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series. We may issue debt securities in amounts that exceed the total amount specified on the cover of your prospectus supplement at any time without your consent and without notifying you.

This section summarizes all the material terms of the debt securities that are common to all series unless otherwise indicated in the prospectus supplement relating to a particular series. Because this section is a summary, it does not describe every aspect of the debt securities and is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of some of the terms used in the indenture. We describe the meaning for only some of the important terms. We also include references in parentheses to some sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, we incorporate by reference those sections or defined terms here or in the prospectus supplement.

We may issue the debt securities as original issue discount securities, which we would offer and sell at a substantial discount below their stated principal amount. (section 101) A prospectus supplement relating to original issue discount securities will describe federal income tax consequences and other special considerations applicable to them. We may also issue the debt securities as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in a prospectus supplement relating to any of these types of debt securities. A prospectus supplement relating to indexed debt securities or foreign currency debt securities will also describe any additional tax consequences or other special considerations applicable to these types of debt securities.

In addition, we will describe the material specific financial, legal and other terms particular to debt securities of each series in a prospectus supplement relating to debt securities of that series. A prospectus supplement relating to debt securities of a series will describe the following terms of the debt securities:

•	the title of the debt securities of the series;

•	any limit on the total principal amount of the debt securities of the series;

•	the person to whom interest on a debt security is payable, if other than the holder on the regular record date;

•	the date or dates on which the debt securities of the series are scheduled to mature;

•	any rate or rates, which may be fixed or variable, per annum at which the debt securities of the series will bear interest, if any, and the date or dates from which any interest will accrue;

•

the date or dates on which any interest on the debt securities of the series will be payable and the regular record date or dates we will use to determine who is entitled to receive each interest payment;

•	the place or places where the principal and any premium and interest will be payable;

•

any date after which, or any period or periods within which, and the price or prices at which, we will have the option to redeem the debt securities of the series, and the other detailed terms and provisions of any optional redemption right;

•

any obligation we will have to redeem the debt securities of the series under a sinking fund or analogous provision or to redeem your debt securities at your option and the period or periods during which, the price or prices at which and the other specific terms under which, we would be obligated to redeem the debt securities of the series under any obligation of this kind;

•	if other than denominations of $1,000 and integral multiples thereof, the denominations in which we will issue the debt securities of the series;

•	if other than United States dollars, the currency of payment of the principal and any premium and interest on the debt securities of the series;

•	any index or other special method we will use to determine the amount of principal or any premium or interest we will pay on the debt securities of the series;

•

if we or you have a right to choose the currency, currency units or composite currencies in which payments on any of the debt securities of the series will be made, the currencies, currency units or composite currencies that we or you may elect, when we or you may make the election and the other specific terms of the right to make an election of this kind;

•

if other than the principal amount, the portion of the principal amount of the debt securities of the series which will be payable upon the declaration of acceleration of the maturity of the debt securities of the series;

•	the applicability of the provisions described under “—Defeasance”;

•

if we will issue the debt securities of the series in whole or in part in the form of global securities as described below under “Legal Ownership and Book-Entry Issuance—Global Securities”, the name of the depository for the debt securities of the series and the circumstances under which the trustee may terminate the global securities and register separate debt securities in the names of persons other than the depository or its nominee if other than those circumstances described under “Legal Ownership and Book-Entry Issuance—Global Securities—Special Situations When a Global Security will be Terminated”; and

•	any other special terms of the debt securities of the series that are not inconsistent with the provisions of the indenture. (section 301)

We will attach the prospectus supplement relating to the debt securities of the series to the front of this prospectus.

We may issue debt securities other than the debt securities described in this prospectus. There is no requirement that we issue any other debt securities under the indenture. Thus, we may issue any other debt securities under other indentures or documentation, containing provisions different from those included in the indenture or applicable to one or more issues of the debt securities described in this prospectus.

Overview of Remainder of this Description

The remainder of this description summarizes:

•	Additional mechanics relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments.

•	Your rights under several special situations, such as if we merge with another company or if we want to change a term of the debt securities.

•

Restrictive covenants contained in the indenture which specify particular business actions that we promise not to take. Particular debt securities of a series may have additional restrictive covenants.

•	Our right to release ourselves from all or some of our obligations under the debt securities and the indenture by a process called defeasance.

•	Your rights if we default or experience other financial difficulties.

•	Our relationship with the trustee.

Additional Mechanics

Form, Exchange and Registration of Transfer

We will issue the debt securities:

•	only in fully registered form;

•	without interest coupons; and

•	unless otherwise indicated in the prospectus supplement, in denominations of $1,000 and integral multiples of $1,000. (section 302)

You may have your debt securities broken into more debt securities of smaller denominations of not less than $1,000 or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (section 305) This is called an exchange.

You may exchange or register a transfer of debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and registering transfers of debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered direct holders is called the security registrar. It will also register transfers. (section 305) You may also replace lost, stolen or mutilated debt securities at that office. (section 306) The trustee’s agent may require an indemnity before replacing any debt securities.

You will not be required to pay a service charge to register a transfer of debt securities or to exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the transfer or exchange. The security registrar will make the registration of transfer or exchange only if it is satisfied with your proof of ownership. (section 305)

If we have designated additional transfer agents, they are named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (section 1002)

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the issuance of, registration of transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed. (section 305)

The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and tenor.

Payment and Paying Agents

We will pay interest to you on each date interest is due if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date. That particular day is called the regular record date and is stated in the prospectus supplement. (section 307) Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date.

Unless otherwise stated in the prospectus supplement, we will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in New York City. (section 1002) That office is currently located at 100 Wall Street, 16th floor, New York, New York 10005. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for any particular debt securities of the series. (section 1002)

Notices

We and the trustee will send notices regarding the debt securities only to direct holders, using their addresses as listed in the trustee’s records. (section 106)

All paying agents must return to us upon our request all money paid by us that remains unclaimed two years after the amount is due to direct holders. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. (section 1003)

Special Situations

Mergers and Similar Events

We may consolidate or merge with another company or firm. We may also sell or lease substantially all of our assets to another firm, or to buy or lease substantially all of the assets of another firm. However, we may not take any of these actions unless the following conditions, among others, are met:

•

When we merge out of existence or sell or lease substantially all our assets, the other firm must be a corporation, partnership or trust organized under the laws of a U.S. state or the District of Columbia or under Federal law and it must agree to be legally responsible for the debt securities.

•

The merger, sale of assets or other transaction must not cause a default on the debt securities, and we must not already be in default unless the merger or other transaction would cure the default. For purposes of this no-default test, a default would include an event of default, as described under “—Default and Remedies—Events of Default—What is an Event of Default”, that has occurred and not been cured. A default for this purpose would also include the occurrence of any event that would be an event of default if we received the required notice of our default or if under the indenture the default would become an event of default after existing for a specific period of time.

•

It is possible that the merger, sale of assets or other transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in that property over other lenders or over our general creditors if we fail to pay them back. We have promised to limit these preferential rights, as discussed under “—Restrictive Covenants”. If a merger or other transaction would create any liens on any of our property we must comply with those restrictive covenants. We would do this either by deciding that the liens were permitted, or by following the requirements of the restrictive covenants to grant an equivalent or higher-ranking lien to you and the other direct holders of the debt securities on the same property that we own. (section 801)

If the conditions described above are satisfied with respect to any series of debt securities, we will not need to obtain the approval of the holders of those debt securities in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell substantially all of our assets to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control but in which we do not merge or consolidate and any transaction in which we sell less than substantially all of our assets. It is possible that this type of transaction may result in a reduction in our credit rating, may reduce our operating results or may impair our financial condition. However, you will have no approval right with respect to any transaction of this type.

Modification and Waiver

There are three types of changes we can make to the indenture and the debt securities.

Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. Following is a list of those types of changes:

•	change the payment due date of any installment of the principal or any premium or interest on a debt security stated in the debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of an original issue discount debt security following a default;

•	change the place or currency of payment on a debt security;

•	impair your right to sue for payment;

•	reduce the percentage of debt securities the holders of which must consent to modify or amend the indenture;

•	reduce the percentage of debt securities the holders of which must consent to waive compliance with certain provisions of the indenture or to waive certain defaults; and

•	modify any other aspect of the provisions dealing with modification and waiver of the indenture. (section 902)

Changes Requiring a Majority Vote. The second type of change to the indenture and the debt securities is the kind that requires a vote in favor by direct holders owning not less than a majority of the principal amount of the debt securities of the particular series affected. (section 902) Most changes fall into this category, such as if we wish to obtain a waiver of all or part of the restrictive covenants described below, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the debt securities listed in the first category above under “—Changes Requiring Your Approval” unless we obtain your individual consent to the waiver. (section 513)

Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt securities. This type is limited to corrections and clarifications and other changes that would not adversely affect holders of the debt securities. (section 901)

Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•

For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

•

For debt securities for which the principal amount is undetermined because, for example, it is based on an index, we will use a special rule for that series of debt security that we will describe in the prospectus supplement.

•	For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent.

Debt securities will not be considered outstanding and therefore will not carry voting rights if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described under “—Defeasance—Full Defeasance”. (section 101)

We may set any day as a record date for the purpose of determining the direct holders of outstanding debt securities that are entitled to vote or take other action under the indenture. (section 301) In some circumstances, the trustee may set a record date for action by direct holders.

Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Restrictive Covenants

In the following description of restrictive covenants, we use several specialized terms without explaining the meaning when we use the terms. We define these terms, which appear in bold, italicized type without quotation marks the first time they appear, in “—Definitions Relating to our Restrictive Covenants” at the end of this subsection.

Restrictions on Secured Debt. Some of our property may be subject to a mortgage or other legal mechanism that gives our lenders preferential rights in that property over other lenders, including you and the other direct holders of the debt securities, or over our general creditors if we fail to pay them back. These preferential rights are called liens. Debt which is protected by these preferential rights is called secured debt. In the indenture, we promise that neither we nor our domestic subsidiaries will incur any new secured debt that is secured by a lien on any of our or our domestic subsidiaries’ principal domestic manufacturing properties, or on any shares of stock or debt of any of our domestic subsidiaries, unless we grant an equivalent or higher-ranking lien on the same property to you and the other direct holders of the debt securities.

We do not need to comply with this restriction if the amount of all debt that would be secured by liens on principal domestic manufacturing properties, including the new debt, the debt securities which we would so secure as described in the previous sentence, and all attributable debt, that results from a sale and leaseback transaction involving principal domestic manufacturing properties, is less than 10% of our consolidated net tangible assets.

This restriction on secured debt does not apply to debt secured by certain types of liens, and we can disregard this secured debt when we calculate the limits imposed by this restriction. These types of liens are:

•	liens on the property of any of our domestic subsidiaries, or on their shares of stock or debt, if those liens existed at the time the corporation became our domestic subsidiary;

•	liens in favor of us or our domestic subsidiaries;

•	liens in favor of U.S. governmental bodies that we granted in order to assure our payments to such bodies that we owe by law or because of a contract we entered into;

•

liens on property, shares of stock or debt that existed at the time we acquired them, including property we may acquire through a merger or similar transaction, or that we granted in order to purchase the property, which are sometimes called purchase money mortgages; and

•	debt secured by liens that extend, renew or replace any of these types of liens.

We and our subsidiaries may have as much unsecured debt as we may choose. (section 1008)

Restrictions on Sales and Leasebacks. We promise that neither we nor any of our domestic subsidiaries will enter into any sale and leaseback transaction involving a principal domestic manufacturing property, unless we comply with this restrictive covenant. A sale and leaseback transaction generally is an arrangement between us or a domestic subsidiary and a bank, insurance company or other lender or investor where we or the domestic subsidiary sell a property to a lender or investor more than 120 days after the acquisition of the property or the completion of construction of the property and the beginning of its full operation and we lease the property back from the lender.

We can comply with this restrictive covenant in either of two ways:

•

First, we will be in compliance if we or our domestic subsidiary could grant a lien on the principal domestic manufacturing property in an amount equal to the attributable debt for the sale and leaseback transaction without being required to grant an equivalent or higher-ranking lien to you and the other direct holders of the debt securities under the restriction on secured debt described above.

•

Second, we can comply if we retire an amount of funded debt, within 120 days of the transaction, equal to at least the net proceeds of the sale of the principal domestic manufacturing property that we lease in the transaction or the fair market value of that property, subject to credits for voluntary retirements of debt securities and funded debt we may make, whichever is greater.

This restriction on sales and leasebacks does not apply to any sale and leaseback transaction that is between us and one of our domestic subsidiaries or between domestic subsidiaries, or that involves a lease for a period of three years or less. (section 1009)

Definitions Relating to our Restrictive Covenants. Following are the meanings of the terms that are important in understanding the restrictive covenants previously described:

•

“Attributable debt” means the total net amount of rent, discounted at 1% per annum over the weighted average yield to maturity of the outstanding debt securities compounded semi-annually, that is required to be paid during the remaining term of any lease.

•

“Consolidated net tangible assets” is the total amount of assets, less reserves and certain other permitted deductible items, after subtracting all current liabilities and all goodwill, trade names, trademarks, patents, unamortized debt discounts and expenses and similar intangible assets, as such amounts appear on our most recent consolidated balance sheet and computed in accordance with generally accepted accounting principles.

•

A “domestic subsidiary” means any of our subsidiaries which transacts substantially all of its business in the United States, has substantially all of its fixed assets located in the United States, or owns or leases principal domestic manufacturing property. However, a subsidiary whose principal business is financing our operations outside of the United States is not a domestic subsidiary. A subsidiary is a corporation in which we and/or one or more of our other subsidiaries owns at least 50% of the voting stock, which is a kind of stock that ordinarily permits its owners to vote for the election of directors.

•

“Funded debt” means all debt for borrowed money that either has a maturity of 12 months or more from the date on which the calculation of funded debt is made or has a maturity of less than 12 months from that date but is by its terms renewable or extendible beyond 12 months from that date at the option of the borrower.

•

A “principal domestic manufacturing property” is any building or other structure or facility, and the land on which it sits and its associated fixtures, that we use primarily for manufacturing, processing or warehousing, that is located in the United States and that has a gross book value in excess of 1% of our consolidated net tangible assets, other than a building, structure or other facility that our board of directors has determined is not of material importance to the total business that we and our subsidiaries conduct or a building or structure which is financed by obligations issued by a state, a territory, or a possession of the U.S., or any political subdivision of any of the foregoing, or the District of Columbia, the interest of which is excludable from gross income of the holders under provisions of the tax code.

Defeasance

The following discussion of full defeasance and covenant defeasance will be applicable to your debt securities only if we choose to have those provisions apply to securities of that series. If we do so choose, we will state that in the prospectus supplement. (section 1301)

Full Defeasance. If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities of a series if we put in place other arrangements for you to be repaid. This is called full defeasance. In order to achieve full defeasance, we must do the following:

•

We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities of the series any combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities of that series on their various due dates.

•

There must be a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. (Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.)

•	We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. (sections 1302 and 1304)

Covenant Defeasance. Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called covenant defeasance. In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance of the debt securities of a series, we must do the following:

•

We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities of the series any combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•

We must deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

If we accomplish covenant defeasance, the following provisions of the indenture and the debt securities would no longer apply:

•

Our promises regarding conduct of our business previously described under “—Restrictive Covenants”, and any other covenants applicable to the debt securities of the series and described in the prospectus supplement.

•	The condition regarding the treatment of liens when we merge or engage in similar transactions, as described under “—Special Situations—Mergers and Similar Events”.

•	The events of default relating to breach of covenants and acceleration of the maturity of other debt, described below under “—Default and Remedies—Events of Default—What Is an Event of Default?”

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred, such as our bankruptcy, and the debt securities become immediately due and payable, there may be such a shortfall in the trust deposit. (sections 1303 and 1304)

Default and Remedies — Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What Is an Event of Default?

The term event of default means any of the following:

•	We do not pay the principal or any premium on a debt security of your series on its due date.

•	We do not pay interest on a debt security of your series within 30 days of its due date.

•

We do not deposit money into a separate custodial account known as a sinking fund when such deposit is due, if we agreed to maintain a sinking fund for your debt securities and other debt securities of the same series.

•

We remain in breach of either of the restrictive covenants described under “—Restrictive Covenants” or any other covenant or warranty in the indenture for 90 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or direct holders of at least 25% of the principal amount of debt securities of the affected series.

•	We file for bankruptcy or other specific events of bankruptcy, insolvency or reorganization occur.

•	Any other event of default described in the prospectus supplement occurs. (section 501)

Remedies if an Event of Default Occurs.

If an event of default has occurred and has not been cured, the trustee or the direct holders of at least 25% in principal amount of the outstanding debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. The direct holders of at least a majority in principal amount of the debt securities of the affected series may cancel a declaration of acceleration of maturity. (section 502)

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the direct holders offer the trustee reasonable protection, called an indemnity, against expenses and liability. (section 603) If reasonable indemnity is provided, the direct holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority direct holders may also direct the trustee in performing any other action under the indenture. (section 512)

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•

The direct holders of at least 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must have not received from direct holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the written notice.

•	The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity. (section 507)

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date. (section 508)

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

We will furnish to the trustee every year a written statement of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default. (section 1004)

Our Relationship with the Trustee

U.S. Bank Trust National Association is the trustee under the indenture. The trustee performs services for us in the ordinary course of business.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

Street Name and Other Indirect Holders

We generally will not recognize investors who hold debt securities in accounts at banks or brokers as legal holders of debt securities. Holding in that way is called holding in street name. Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to. If you hold debt securities in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons or entities who are the direct holders of debt securities, i.e., those who are registered as holders of debt securities. As noted above, we do not have obligations to you if you hold in street name or through other indirect means, either because you choose to hold debt securities in that manner or because we issued the debt securities in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

What is a Global Security? A global security is a special type of indirectly held security, as described above under “—Street Name and Other Indirect Holders”. If we choose to issue debt securities in the form of global securities only, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution or clearing system, or their nominee, that we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depository. The Depository Trust Company, New York, New York, known as DTC, may be a depository for one or more series of debt securities. For information regarding DTC, see “—Considerations Relating to DTC”.

Any person wishing to own a debt security included in a global security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depository. The prospectus supplement indicates whether we will issue your debt securities only in the form of global securities.

Special Investor Considerations for Global Securities. The account rules of your financial institution and the rules of the depository, as well as general laws relating to securities transfers, will govern your rights as an indirect holder of a global security. We will not recognize you as a registered holder of debt securities and instead will deal only with the depository that holds the global security.

You should be aware that if debt securities are issued only in the form of global securities:

•	You cannot have debt securities registered in your own name.

•	You cannot receive physical certificates for your interest in the debt securities.

•

You will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities. See “—Street Name and Other Indirect Holders”.

•	You may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities as direct holders.

•

The depository’s policies will govern payments, transfers, exchange and other matters relating to your interest in the global security, and those policies may change from time to time. We and the trustee have no responsibility for any aspect of the depository’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depository in any way.

•

Financial institutions that participate in the depositary’s book-entry system and through which investors hold their interests in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the debt securities, and those policies may change from time to time. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

•	The depository will require that you purchase or sell interests in a global security within its system using same-day funds for settlement.

Special Situations When a Global Security will be Terminated. In a few special situations described below, the trustee will terminate the global security and will exchange interests in it for separate certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your own bank or broker to find out how to have your interests in the debt securities transferred to your own name, so that you will be a direct holder. We previously described the rights of street name investors and direct holders in the debt securities in the subsections entitled, “—Street Name and Other Indirect Holders” and “—Direct Holders”.

The special situations for termination of a global security are:

•	When the depository notifies us that it is unwilling, unable or no longer qualified to continue as depository,

•	When we notify the trustee that we wish to terminate the global security, or

•	When an event of default on the debt securities has occurred and has not been cured. Defaults are discussed under “Description of Debt Securities We May Offer—Default and Remedies—Events of Default”.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular debt securities of the series covered by the prospectus supplement. When a global security terminates, the depository, and not we or the trustee, is responsible for deciding the names of the institutions that will be the initial direct holders. (sections 204 and 305)

Considerations Relating to DTC. DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act of 1934. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in DTC participants’ accounts, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include other organizations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the Securities and Exchange Commission.

Purchases of securities within the DTC system must be made by or through DTC participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of the notes, which we refer to as the “beneficial owner,” is in turn to be recorded on the DTC participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings from the direct or indirect DTC participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global notes will be effected only through entries made on the books of DTC participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

In instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the securities. Under its usual procedures DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts such securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Distribution payments on the securities will be made by the trustee to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participants and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the trustee, and disbursements of such payment to the beneficial owners are the responsibility of direct and indirect participants.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. We do not have any responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

PLAN OF DISTRIBUTION

We may sell debt securities:

•	to or through underwriting syndicates represented by managing underwriters;

•	through one or more underwriters without a syndicate for them to offer and sell to the public;

•	through dealers or agents; and

•	directly to investors.

The debt securities we distribute by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

We may sell debt securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell debt securities to underwriters, we may execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the debt securities for whom they may act as agents. Underwriters may resell the debt securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The prospectus supplement will include any required information about underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of debt securities.

We may solicit offers to purchase debt securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase debt securities from the public on our behalf. If required, the prospectus supplement relating to any particular offering of debt securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.

From time to time, we may sell debt securities to one or more dealers acting as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those debt securities to the public.

Any underwriter or agent involved in the offer and sale of any debt securities will be named in the prospectus supplement.

Underwriters, agents and dealers may be entitled, under agreements with us, to indemnification against certain civil liabilities, including liabilities under the Securities Act.

Each series of debt securities will be a new issue, and there will be no established trading market for any debt security prior to its original issue date. We may not list a particular series of debt securities on a securities exchange or quotation system. Any underwriters to whom we sell debt securities for public offering may make a market in those debt securities. However, no such underwriter that makes a market will be obligated to do so, and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for any of the debt securities.

Unless otherwise indicated in your prospectus supplement or confirmation of sale, the purchase price of the debt securities will be required to be paid in immediately available funds in New York City.

In connection with an offering, the underwriters may purchase and sell debt securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of debt securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the debt securities while an offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased debt securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the debt securities. As a result, the price of the debt securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the debt securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

VALIDITY OF DEBT SECURITIES

Unless otherwise specified in a prospectus supplement, Celia A. Colbert, our Senior Vice President, Secretary and Assistant General Counsel, will pass upon the validity of the debt securities for us. As of June 1, 2009, Ms. Colbert owned, directly or indirectly, 17,308.6424 shares of our common stock and exercisable options to purchase 108,812 additional shares of our common stock.

EXPERTS

The financial statements incorporated in this prospectus by reference to Merck & Co., Inc.’s Current Report on Form 8-K dated May 20, 2009 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Merck & Co., Inc. for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus by reference from the Current Report on Form 8-K of Merck & Co., Inc. dated June 22, 2009, of Schering-Plough Corporation and subsidiaries’ have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference which report express an unqualified opinion on the consolidated financial statements and the related financial statement schedule and included an explanatory paragraph regarding the Schering-Plough Corporation and subsidiaries’ adoption of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, and Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim consolidated financial information of Schering-Plough Corporation and subsidiaries as of March 31, 2009 and for the three month periods ended March 31, 2008 and 2009 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report, included in the Current Report on Form 8-K of Merck & Co., Inc. dated on June 22, 2009, for the quarter ended March 31, 2009 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

The combined financial statements of the Merck/Schering-Plough cholesterol partnership incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2008, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference. Such combined financial statements have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company under the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet web site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at the SEC’s Internet web site, http://www.sec.gov, or through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed. In addition, you may request copies of these filings at no cost by writing or telephoning us at the following address: Corporate Secretary, Merck & Co., Inc., One Merck Drive, Whitehouse Station, NJ 08889-0100, (908) 423-1000; or at our Internet web site.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus or any prospectus supplement to a contract or other document filed or incorporated by reference as an exhibit to our registration statement, the reference is only a summary. For a copy of the contract or other document, you should refer to the exhibits that are a part of the registration statement or incorporated by reference into the registration statement by the filing of a Current Report on Form 8-K or otherwise. You may review a copy of the registration statement and the documents we incorporate by reference at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s Internet web site as listed above.

Schering-Plough is also a reporting company under the Exchange Act and files annual, quarterly and current reports, proxy statements and other information with the SEC. You may also obtain information regarding Schering-Plough by contacting the SEC as indicated above. Schering-Plough’s filings with the SEC are not incorporated into this prospectus by reference and should not be considered a part of this prospectus. Any information with respect to Schering-Plough that is included or incorporated by reference into this prospectus or any prospectus supplement has been prepared solely by Schering-Plough.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information contained in documents that are filed with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference into this prospectus is an important part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and filed with the SEC as well as any future filings under Exchange Act File No. 1-3305 we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering to which this prospectus relates (other than Current Reports or portions thereof furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on February 27, 2009;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, filed on May 4, 2009; and

•	our Current Reports on Form 8-K, filed on February 11, 2009, February 24, 2009 (as amended on May 4, 2009), March 2, 2009, March 9, 2009, March 10, 2009, May 12, 2009, May 20, 2009 and June 22, 2009.

You may request a copy of these filings at no cost, by writing or telephoning us as follows:

Corporate Secretary

Merck & Co., Inc.

One Merck Drive

Whitehouse Station, NJ 08889-0100

(908) 423-1000